EX-99.h.1.iii

SCHEDULE A

Revised as of October 1, 2009*

DELAWARE EQUITY FUNDS V

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF APRIL 19, 2001

Delaware Dividend Income Fund
Delaware Small Cap Core Fund
Delaware Small Cap Value Fund

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.		DELAWARE GROUP EQUITY FUNDS V
for its series set forth in this Schedule A

By:	/s/ Douglas L. Anderson	By:	/s/ Patrick P. Coyne
Name:	Douglas L. Anderson	Name:	Patrick P. Coyne
Title:	Senior Vice President/Operations	Title:	President

*Revised to reflect correct fund names as of October 1, 2009